Exhibit 4.19
EXECUTION COPY
FIRST OMNIBUS AMENDMENT
TO
CREDIT AGREEMENT
AND
PLEDGE AGREEMENT
     This FIRST OMNIBUS AMENDMENT TO CREDIT AGREEMENT AND PLEDGE AGREEMENT (this “Amendment”) is dated as of December 22, 2006 and is entered into by and among RUSS BERRIE AND COMPANY, INC. (the “Company”), KIDS LINE, LLC, a Delaware limited liability company (“Kids Line”), SASSY, INC., an Illinois corporation (“Sassy”, and collectively with Kids Line and the Company, the “Credit Parties”), the financial institutions listed on the signature pages hereto as “Lenders” (and each being a “Lender”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and as Issuing Lender under the Credit Agreement referred to below.
RECITALS:
     A. Kids Line, Sassy, the Administrative Agent, the Lenders and the Issuing Lender have entered into that certain Credit Agreement dated as of March 14, 2006 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Administrative Agent, the Lenders and the Issuing Lender have made and may hereafter make certain loans, advances and other financial accommodations to Kids Line and Sassy.
     B. As a condition precedent to entering into the Credit Agreement, the Administrative Agent, the Lenders and the Issuing Lender required that the Company enter into that certain Pledge Agreement dated as of March 14, 2006 in favor of the Administrative Agent (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Company, among other things, (x) pledged 100% of the issued and outstanding Capital Securities (as defined in the Credit Agreement) of Kids Line and Sassy to the Administrative Agent as collateral for the Obligations and (y) made certain undertakings with respect to the conduct of its business.
     C. The Credit Parties have requested that the Administrative Agent, the Lenders and the Issuing Lender amend the Credit Agreement to permit the temporary repayment and subsequent reborrowing of certain amounts under the Term Loan, and to make other modifications to the Credit Agreement and the Pledge Agreement as set forth herein.
     D. The Administrative Agent, the Lenders and the Issuing Lender are willing to enter into such amendment subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereto hereby agree as follows:

AGREEMENTS:
SECTION 1.          DEFINITIONS. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.
SECTION 2.          AMENDMENTS TO CREDIT AGREEMENT. Subject to the satisfaction of the conditions precedent set forth herein, the Credit Agreement is hereby amended as follows:
2.1 Amendments to Section 1.1 of the Credit Agreement.
2.1.1 The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
Loans means, collectively, the Revolving Loans and the Term Loans (including any Term Reborrowing Loans), and Loan means any of the foregoing.
Term Loan – see Section 2.1.2; it being acknowledged that references to the Term Loans shall also mean and include the Term Reborrowing Loans.
Term Loan Commitment means, with respect to each Lender, that amount set forth opposite such Lender’s name on Annex A or in the most recent Assignment Agreement, if any, to which such Lender is a party, inclusive of its TR Commitment, and with respect to all Lenders, shall equal $60,000,000, in each case, as such amounts may be reduced from time to time in accordance with the terms hereof. The Term Loan Commitment of each Lender shall be deemed satisfied (and the obligations of the Lenders to make further Term Loan advances shall be terminated) upon (x) the making of the Term Loan to the Borrowers on the Closing Date and (y) either (i) the making of the maximum number of Term Reborrowing Loans if, as and when required and permitted hereunder or (ii) the earlier occurrence of the TR Commitment Termination Date.
Term Loan Notes – see Section 3.1; it being acknowledged that such Notes shall evidence the maximum original Term Loan Commitments of the Lenders (inclusive of its commitment to make Term Reborrowing Loans).
2.1.2 Section 1.1 of the Credit Agreement is hereby further amended by adding the following definitions thereto in appropriate alphabetical order:
First Amendment Effective Date means December 22, 2006.
Permitted TR Date means, with respect to the Term Reborrowing Loans, a single date (which must be a Business Day occurring after receipt and application by the Administrative Agent of the TL Repayment Amount) occurring during each of the (inclusive) and/or (y) on or between January 29, 2008 and February 6, 2008 (inclusive) (hence a maximum of two dates in aggregate), designated by the Loan Party Representative in the applicable Notice of Borrowing as the proposed funding dates for a requested Term Reborrowing Loan.

Stated TR Commitment Termination Date means February 6, 2008.
Term Reborrowing Loan see Section 2.1.2.
TL Repayment Amount means the prepayment of the Term Loan on the First Amendment Effective Date in the amount of $20,000,000.
TR Commitment means, with respect to the Lenders, collectively, the commitments of the Lenders to make Term Reborrowing Loans to Kids Line and Sassy in an original aggregate principal amount of $20,000,000 (as such amount may be reduced from time to time in accordance with the terms hereof) and, with respect to each Lender, in a principal amount equal to such Lender’s Pro Rata Share thereof, in each case, subject to the terms, conditions and limitations set forth herein.
TR Commitment Termination Date means the earliest of (i) the Stated TR Commitment Termination Date, (ii) the Termination Date, (iii) the date upon which the Unused TR Commitment is reduced to zero either through usage or pursuant to Section 6.1.3 and/or 6.2.2(a), (iv) the date upon which the Loan Party Representative has requested and the Lenders have made either (x) the maximum number of two Term Reborrowing Loans or (y) a Term Reborrowing Loan during any period specified in clause (y) of the definition of Permitted TR Date and (v) the date upon which the Administrative Agent receives written notice from the Earnout Seller Agent (in form and substance reasonably satisfactory to the Administrative Agent) of the payment in full of Earnout Consideration and the release of all liens, claims and security interests of the Earnout Seller Agent and the Earnout Sellers under the Kids Line Purchase Agreement and the Earnout Security Documents, after which any unused TR Commitments shall terminate and be of no further effect and no additional Term Reborrowing Loans shall be available or made under this Agreement.
Unused TR Commitment means, at any time, the difference of the TR Commitment of the Lenders as in effect at such time, less the original aggregate principal amount of all Term Reborrowing Loans advanced hereunder on or prior to such time.
2.2 Section 2.1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
2.1.2 Term Loan Commitment. Subject to the terms and conditions of this Agreement, each Lender with a Term Loan Commitment agrees to make loans to the Borrowers (each such loan, a “Term Loan”) (i) on the Closing Date in such Lender’s Pro Rata Share of the Term Loan Commitment and (ii) on any Permitted TR Date (but in no event, more than two times during the term of this Agreement), in such Lender’s Pro Rata Share of such aggregate amounts as the Loan Party Representative may request in accordance with Section 2.2.2 for and on behalf of the Borrowers (each such loan under clause (ii) being a “Term

Reborrowing Loan”) up to an aggregate amount not to exceed the Unused TR Commitment with respect to all such Lenders at such time. Other than as expressly provided herein with respect to the making of the Term Reborrowing Loans hereunder, any amounts repaid with respect to any Term Loan may not be reborrowed.
     2.3 Section 2.2.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
2.2.2 Borrowing Procedures. The Loan Party Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date (which in the case of a Term Reborrowing Loan shall be a Permitted TR Date and in all other cases must be a Business Day), amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Upon its receipt of any such notice, the Administrative Agent, at its option and in its sole discretion, shall do either of the following:
(i) advance the amount of the proposed Loan to the Loan Party Representative on behalf of the applicable Borrower disproportionately (a “Disproportionate Advance”) out of the Administrative Agent’s own funds on behalf of the Lenders, which advance shall be made (x) in the case of a Base Rate Loan, on the same day as the Loan Party Representative’s request therefor if the Loan Party Representative notifies the Administrative Agent of such request by 11:00 A.M. (Chicago time) on such day or (y) in the case of a LIBOR Rate Loan, on the third Business Day following such request therefor if the Loan Party Representative notifies the Administrative Agent of such request by 11:00 A.M. (Chicago time) on such third Business Day preceding such day, and, in either case, thereafter request settlement in accordance with Section 7.1.3 such that upon such settlement each Lender’s share of the outstanding Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share (as determined in accordance with clause (a) of the definition thereof); or
(ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day the Administrative Agent is notified or deemed notified by the Loan Party Representative of the Loan Party Representative’s request for an advance pursuant to this Section 2.2.2. Each Lender shall remit, to the demand deposit account designated by the Loan Party Representative (x) with respect to Base Rate Loans, at or prior to 1:00 P.M., Chicago time, on the date of the proposed borrowing, if such notification is made before 11:00 A.M., Chicago time, or (y) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.
Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and integral multiples of $100,000 in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and integral multiples of at least $100,000 in excess thereof. Delivery of any Notice of Borrowing, any request for a Letter of Credit, and the acceptance of any Loan or any Letter of Credit, shall be deemed a representation and warranty by the Loan Parties that all conditions precedent to the making of any Loans or other financial accommodations set forth in Sections 12.1 (in the case of the initial Loans to be made or Letter of Credit to be issued hereunder), 12.2 and, in the case of any Term Reborrowing Loan, 12.3 have been satisfied as of the date of such request, notice or borrowing hereunder.
     2.4 Section 2.2.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
2.2.4 Borrowing Representations and Warranties. Each and every request or deemed request by the Borrowers (through the Loan Party Representative) for, and acceptance by the Borrowers of, a Loan or other extension of credit hereunder shall, in each case, constitute the Borrowers’ representation and warranty that (and the Administrative Agents’ and the Lenders’ obligation to make any such Loan or other extension of credit shall be subject to the conditions precedent that), both on the date of such request for such Loan or other extension of credit and on the date any such Loan or other extension of credit is made, (i) no Unmatured Event of Default or Event of Default has occurred and is continuing, (ii) the Borrowers’ representations and warranties set forth in this Agreement, as supplemented from time to time, are true and correct in all material respects (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent any such representation and warranty expressly speaks to an earlier date and (iii) all conditions precedent to the making of such Loan set forth in Sections 12.1 (in the case of the initial Loans and other extensions of credit hereunder), 12.2 and, in the case of Term Reborrowing Loans, 12.3 shall have been satisfied.
     2.5 Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
5.1 Non Use Fees. (a) The Borrowers hereby jointly and severally agree to pay to the Administrative Agent, for the account of each Lender with a Revolving Commitment, a non use fee, for the period from the Closing Date to the Termination Date, at the Non Use Fee Rate in effect from time to time of such

Lender’s Pro Rata Share (as adjusted from time to time) of the daily average of the unused amount of the Maximum Revolving Commitment. For purposes of calculating usage under this Section, the Maximum Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non use fee shall be payable in arrears on the last day of each calendar month and on the Termination Date for any period then ending for which such non use fee shall not have previously been paid.
(b) The Borrowers hereby jointly and severally agree to pay to the Administrative Agent, for the account of each Lender with a TR Commitment, a non-use fee, for the period from the First Amendment Effective Date until the TR Commitment Termination Date at a per annum rate of 0.375% of such Lender’s Pro Rata Share (as adjusted from time to time) of the daily average of the Unused TR Commitment. Such non use fee shall be payable in arrears on the last day of each calendar month and on the TR Commitment Termination Date for any period then ending for which such non use fee shall not have previously been paid.
(c) The non use fees set forth in this Section shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
     2.6 Section 6.1 of the Credit Agreement is hereby amended to add the following as a new Section 6.1.3 thereto:
6.1.3 Voluntary Reduction or Termination of the TR Commitment. The Loan Party Representative may from time to time on at least three Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Unused TR Commitment by amounts not less than $1,000,000 or a higher integral multiple of $1,000,000. Any such reduction shall be applied Pro Rata as a reduction to each Lender’s TR Commitment.
     2.7 The preamble to Section 6.2.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a) Upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) (x) the Borrowers shall make a prepayment of the Term Loans until paid in full at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”) and (y) at such times following the prepayment of the Term Loans in full, the Unused TR Commitment (if any shall be then in effect) shall thereupon be reduced by an amount equal to any remaining Designated Proceeds resulting therefrom:
     2.8 Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
6.3 Manner of Prepayments. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans, if any, and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments of the Term Loans pursuant to Section 6.2.1 or 6.2.2 shall be applied pro rata among the Term Loans according to principal amounts thereof and, as to each Term Loan, pro rata to all remaining installments of principal. Notwithstanding the foregoing, the TL Repayment Amount shall be applied to repay the Term Loans in the inverse order of their maturity (commencing with the “bullet” installment which would then be due on the Scheduled Termination Date (as calculated to be owing on the First Amendment Effective Date)); it being agreed that any such installments so reduced shall be reinstated (in the direct order of their maturity (i.e., the last installment to be reinstated would be such “bullet” installment)) by the principal amount of any Term Reborrowing Loans made hereunder. Other than as expressly provided herein with respect to the making of the Term Reborrowing Loans hereunder, Term Loans that are prepaid may not be reborrowed.
2.9 Section 10.1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
10.1.1 Annual Report. Promptly when available, and in any event within 90 days after the close of each Fiscal Year (or such earlier or later date as Form 10-K’s of the Company are required to be filed by with the SEC taking into account any extension granted by the SEC, provided the Loan Party Representative gives the Administrative Agent prompt written notice of such extension), (a) a copy of the Report of Independent Registered Public Accounting Firm on the annual audit of the consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of operations and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with a comparison with the previous Fiscal Year; and (b) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of operations and cash flows for the Company and its Subsidiaries for such Fiscal Year, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes); provided, that the Company’s obligation with respect to consolidating statements of cash flows will be restricted to using its best efforts to provide such information (it being agreed however that if such consolidating statements of cash flows can not be provided, the Borrowers shall deliver a consolidated statement of cash flows for the Borrowers for such period certified as set forth in clause (i) below), (i) certified by the Chief Financial Officer as fairly and accurately presenting in all material respects the financial condition and results of operations of such entities as of the date and for the period covered and (ii) accompanied by (x) an agreed upon procedures letter, in accordance with relevant U.S. auditing standards, signed by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, which shall state the procedures performed by such accountants (such procedures to be agreed upon with the Company and the Administrative Agent), and the results of such procedures, to agree the amounts in the general ledgers of the Borrowers to the inclusion of such amounts in the consolidating balance sheet and consolidating statements of operations of the Company, the totals of which are agreed, in all material respects to the audited consolidated balance sheet and consolidated statements of operations for the respective year delivered by the Company pursuant to Section 10.1.1(a), (y) a comparison to the Budget for such Fiscal Year and (z) a comparison with the previous Fiscal Year. With respect to the foregoing, to the extent the Company’s annual report on Form 10-K shall satisfy the requirements of Section 10.1.1(a), the Administrative Agent will accept such Form 10-K in lieu of such item.
     2.10 Section 10.1.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, without duplication, copies of all regular, periodic or special reports, if any, of the Company or any Loan Party filed with the SEC; copies of all registration statements of the Company, any Loan Party or Subsidiary filed with the SEC (other than on Form S 8), if any; and copies of all proxy statements or other communications made to security holders generally.
     2.11 Section 10.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
10.7 Use of Proceeds. In the case of Revolving Loans and the Term Loans (other than Term Reborrowing Loans), use the proceeds of such Loans, and the Letters of Credit, solely to refinance the Debt to be Repaid, for working capital purposes, and for other general business purposes. The proceeds of any Term Reborrowing Loan shall be used solely to pay Earnout Consideration due, owing and permitted to be paid by the Borrowers pursuant to Section 11.3(v) at the time that such Term Reborrowing Loan is made and for no other purpose. In no event shall any of the Loans or the Letters of Credit be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
     2.12 The preamble to Section 11.13.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows; it being acknowledged by the parties hereto that this Section 2.12 is a correction (not an amendment) to Section 11.13.2, which was intended by all parties to originally read as set forth below, and the failure of the Loan Parties to comply with Section 11.13.2 of the Credit Agreement as drafted and in effect prior to the First Amendment Effective Date shall not be deemed a breach of such covenant or give rise to an Unmatured Event of Default or Event of Default or any rights or remedies of the Administrative Agent or the Lenders in connection therewith:
11.13.2 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any of the following Fiscal Quarters set forth below to be greater than the corresponding applicable ratios set forth below:
     2.13 Article 12 of the Credit Agreement is hereby amended to add the following as a new Section 12.3 thereto:
12.3 Additional Condition to Term Reborrowing Loans. In addition to the satisfaction of the conditions set forth in Section 12.2, the obligation of each Lender to make a Term Reborrowing Loan on any Permitted TR Date is further subject to the condition that (i) the Administrative Agent shall have received payment in immediately available funds of the TL Repayment Amount, (ii) an installment of the Earnout Consideration (in an amount equal to or greater than the amount of the Term Reborrowing Loan then being requested) is then due and payable, (iii) all conditions to the payment of such Earnout Consideration set forth in Section 11.3(v) shall have been fully satisfied (including the receipt by the Administrative Agent of all certifications and calculations contemplated therein) and (iv) all proceeds of such Term Reborrowing Loan shall be used to pay such Earnout Consideration which is then due and payable. In no event shall more than two Term Reborrowing Loans Borrowings be permitted during the term of this Agreement. Upon the request of the Administrative Agent, the Loan Party Representative, on behalf of each of the Loan Parties, shall be required (as a condition to the making of such Loans) to certify in writing the satisfaction of the conditions set forth in this Section 12.3 and Section 12.2 with respect to any such Loan (it being agreed that the delivery of Notice of Borrowing requesting such a Loan and the acceptance of the proceeds of such Loan shall by themselves be deemed a representation thereto regardless of whether any certificate is in fact required or delivered).
SECTION 3 AMENDMENT TO PLEDGE AGREEMENT.
     3.1 Subject to the satisfaction of the conditions precedent set forth herein, Section 10(a) of the Pledge Agreement is hereby amended by deleting the word “and” before subclause (xii) thereof, inserting a comma at the end of subclause (xii) thereof, and adding the following as a new subclause (xiii) thereto:
(xiii) the guaranty of lease obligations for real estate or personal property or the incurrence of any purchase money indebtedness owing from any of its subsidiaries to any landlord, lessor or creditor, as applicable, provided that the aggregate obligations of the Company under any and all such guaranties shall not exceed $2,500,000 at any time outstanding in Fiscal Year 2007, or $3,000,000 at any time outstanding in any Fiscal Year thereafter.

          SECTION 4 CONDITIONS; REPRESENTATIONS AND WARRANTIES. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by the Administrative Agent):
     4.1 The Administrative Agent shall have received fully executed copies of this Amendment executed by each of the Credit Parties, the Lenders and the Issuing Lender.
     4.2 No Event of Default or Unmatured Event of Default has occurred and is continuing.
     4.3 As of the effective date of this Amendment, all representations and warranties of the Credit Parties set forth herein shall be true and correct, and all representations and warranties of the Credit Parties set forth in the Credit Agreement shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) and shall be deemed remade on such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) as to the date to which it relates.
     4.4 All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Administrative Agent.
     SECTION 5 REAFFIRMATION.
     Each of the Credit Parties hereby expressly reaffirms and assumes all of their obligations and liabilities to the Administrative Agent, the Lenders and the Issuing Lender as set forth in the Credit Agreement and the other Loan Documents and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained in the Credit Agreement and the other Loan Documents, as such obligations and liabilities may be modified by this Amendment, as though the Credit Agreement and the other Loan Documents were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date. The Credit Parties hereby ratify, confirm and affirm without condition, all liens and security interests granted to the Administrative Agent pursuant to the Credit Agreement and the other Loan Documents and such liens and security interests shall continue to secure the Obligations under the Credit Agreement as amended by this Amendment, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.
     SECTION 6 GENERAL PROVISIONS.
     6.1 No Changes. Except as expressly provided in this Amendment, the terms and provisions of the Credit Agreement and the Pledge Agreement shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects.

     6.2 Fees and Costs. The Credit Parties hereby jointly and severally agree to reimburse the Administrative Agent for all of its reasonable out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.
     6.3 Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws (without regard to the conflicts of law provisions, other than Section 5-1401 of the New York General Obligations Law) of the State of New York.
     6.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be executed by facsimile or electronic transmission and each facsimile or electronically transmitted signature hereto shall be deemed for all purposes to be an original signatory page.
     6.5 References. On or after the effective date hereof, each reference in the Credit Agreement or the Pledge Agreement to this “Agreement,” “hereof,” “herein” or words of like import and all references to the Credit Agreement or the Pledge Agreement in any other agreement, shall in either case unless the context otherwise requires, be deemed to refer to the Credit Agreement or the Pledge Agreement, respectively, as amended hereby.
     6.6 Successors. This Amendment shall be binding on and inure to the benefit of each of the Parties hereto and their respective successors and assigns.
     6.7 Section Headings. Section headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first written above.

CREDIT PARTIES:

BORROWERS:

KIDS LINE, LLC, a Delaware limited liability company

By:	/s/ Marc S. Goldfarb

Name: Marc S. Goldfarb
Title: Senior Vice President and General Counsel

SASSY, INC., an Illinois corporation

By:	/s/ Marc S. Goldfarb

Name: Marc S. Goldfarb
Title: Senior Vice President and General Counsel

COMPANY:

RUSS BERRIE AND COMPANY, INC., a
New Jersey corporation, as Loan Party
Representative under the Credit Agreement, and
as the Company under the Pledge Agreement

By:	/s/ Marc S. Goldfarb

Name: Marc S. Goldfarb
Title: Senior Vice President and General Counsel

ADMINISTRATIVE AGENT:	LASALLE BANK NATIONAL
ASSOCIATION, as Administrative Agent

	By:	/s/ Peter M. Walther

Name: Peter M. Walther
Title: First Vice President

LENDERS/ISSUING LENDER	LASALLE BANK NATIONAL
ASSOCIATION, as a Lender and as Issuing Lender

	By:	/s/ Peter M. Walther

Name: Peter M. Walther
Title: First Vice President

BANK OF AMERICA, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ William P. Warren

Name: William P. Warren
Title: Vice President

SOVEREIGN BANK, as a Lender

By:	/s/ Christine Gerula

Name: Christine Gerula
Title: Senior Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ James Petronchak

Name: James Petronchak
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender

By:	/s/ Rebecca A. Ford

Name: Rebecca A. Ford
Title: Duly Authorized Signatory

JPMORGAN CHASE BANK, N.A., as
successor by assignment to THE BANK OF
NEW YORK, as a Lender

By:	/s/ Susan M. Graham

Name: Susan M. Graham
Title: Vice President